Consent of Independent Registered Public Accounting Firm

To the Board of Managers

Ministry Partners Investment Company, LLC

Brea,  California

We hereby consent to the use, in the Pre-Effective Amendment No 2 to Form S-1 Registration Statement dated January 8, 2021 of Ministry Partners Investment Company, LLC, of our report dated March 27, 2020 accompanying the consolidated financial statements of Ministry Partners Investment Company, LLC and subsidiaries as of December 31, 2019 and 2018 and for the years then ended contained in such Pre-Effective Amendment No 2 to Form S-1 Registration Statement dated January 8, 2021.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Pre-Effective Amendment No 2 to Form S-1 Registration Statement.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

January 8, 2021